Exhibit 99.1

70 E. Long Lake Rd.
Bloomfield Hills, MI 48304
www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Record 2018 Investment Activity

Provides 2019 Investment Guidance and Capital Markets Update

Bloomfield Hills, MI, January 3, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced a summary of its record investment activity in 2018, provided acquisition and disposition guidance for 2019 as well as an update on its year-end 2018 capital markets activities.

2018 Investment & Disposition Activity

Total real estate investment activity for 2018, inclusive of acquisition, development, and Partner Capital Solutions (“PCS”) projects completed or currently under construction, amounted to a record of $681.5 million. The properties are net leased to 60 industry-leading retail tenants operating across 22 sectors and are located in 38 states.

During the twelve months ended December 31, 2018, the Company acquired 225 retail net lease properties for total acquisition volume of approximately $607.0 million. The acquisitions were completed at a weighted-average capitalization rate of 7.0% and had a weighted-average remaining lease term of 12.4 years. Approximately 61.5% of the annualized base rents acquired are derived from investment grade retail tenants.

Total acquisition volume for the year includes the acquisition of 98 Sherwin-Williams locations on December 28, 2018 for a purchase price of approximately $142.2 million, pursuant to the previously announced sale-leaseback transaction with The Sherwin-Williams Company (NYSE: SHW) (“Sherwin-Williams”). Sherwin-Williams is now the Company’s largest tenant and accounts for approximately 6.0% of annualized base rents.

Excluding the sale-leaseback transaction with Sherwin-Williams, the Company’s 2018 acquisitions totaled $464.8 million and were completed at a weighted-average capitalization rate of 7.2%. The acquired properties, exclusive of the Sherwin-Williams sale-leaseback transaction, had a weighted-average remaining lease term of 12.5 years.

Additionally, during the same period, the Company disposed of 21 assets for total gross proceeds of $67.6 million. The dispositions were completed at a weighted-average capitalization rate of 7.5% and further diversified and strengthened the Company’s real estate portfolio. Walgreens is now the Company’s second largest tenant at approximately 5.4% of annualized base rents, down from 7.7% a year ago.

Capital Markets Update

On December 27, 2018, the Company entered into an agreement for a $100 million unsecured term loan (the “Term Loan”). The Term Loan has a seven-year term, maturing on January 15, 2026 with an interest rate based on a pricing grid over LIBOR, determined by the Company’s credit rating. In conjunction with the new Term Loan, the Company has fixed LIBOR over the seven-year period and based on the Company’s current credit rating, the Term Loan’s interest rate is 4.26%.

During the fourth quarter, the Company issued 3,057,263 shares of common stock through its at-the-market equity program (“ATM program”) at an average price of $59.28, raising gross proceeds of approximately $181.2 million.

As of December 31, 2018, the Company has not settled any shares under its previously announced forward equity offering in September 2018.

2019 Investment & Disposition Outlook

The Company’s outlook for acquisition volume in 2019, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is between $350 million and $400 million of retail net lease properties. The Company’s disposition guidance for 2019 is between $25 million and $75 million.

CEO Comments

“We are extremely pleased with our record setting investment activities and other notable milestones in 2018. Our year-end capital markets activities have fortified our balance sheet and positioned our growing Company to continue executing our operating strategy in the upcoming year,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 645 properties, located in 46 states and containing approximately 11.2 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

This press release contains certain “forward-looking” statements relating to, among other things, projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All information in this press release is as of January 3, 2019. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations or assumptions.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

2